                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                     ---------------------------------------

                                  SCHEDULE TO/A
                                 (Rule 14d-100)
            TENDER OFFER STATEMENT UNDER SECTION 14(d)(1) OR 13(e)(1)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                                (Amendment No. 3)

                 CONSOLIDATED CAPITAL INSTITUTIONAL PROPERTIES/2
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                       (Name of Subject Company (Issuer))

                        AIMCO PROPERTIES, L.P. -- OFFEROR
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            (Names of Filing Persons (Identifying Status as Offeror,
                            Issuer or Other Person))

                            LIMITED PARTNERSHIP UNITS
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                         (Title of Class of Securities)

                                      NONE
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                      (CUSIP Number of Class of Securities)

                                 Patrick J. Foye
                            Executive Vice President
                   Apartment Investment and Management Company
                           Colorado Center, Tower Two
                   2000 South Colorado Boulevard, Suite 2-1000
                             Denver, Colorado 80222
                                 (303) 757-8081
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                 (Name, Address, and Telephone Numbers of Person
  Authorized to Receive Notices and Communications on Behalf of Filing Persons)

                                    Copy To:

                                Gregory M. Chait
                                  Robert Barker
                     Powell, Goldstein, Frazer & Murphy LLP
                   191 Peachtree Street, N.E., Sixteenth Floor
                             Atlanta, Georgia 30303
                                 (404) 572-6600

                            CALCULATION OF FILING FEE

--------------------------------------------------------------------------------
Transaction Valuation*                                     Amount of Filing Fee**
--------------------------------------------------------------------------------
$2,851,623                                                 $262.35
--------------------------------------------------------------------------------

*    For purposes of calculating the fee only.

**   Previously paid.

[ ] Check the box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid: __________                Filing Party: _________

Form or Registration No.: _________               Date Filed: ___________

[ ] Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:

         [X] third-party tender offer subject to Rule 14d-1.      [ ] going-private transaction subject to Rule 13e-3.

         [ ] issuer tender offer subject to Rule 13e-4.           [ ] amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer: [ ]

                             TENDER OFFER STATEMENT

         This amendment amends the Tender Offer Statement on Schedule TO filed by AIMCO Properties, L.P., a Delaware limited partnership, in connection with its tender offer to purchase outstanding units of limited partnership interest of Consolidated Capital Institutional Properties/2, a California limited partnership, at a price of $6.00 per unit in cash, subject to the conditions set forth in the Offer to Purchase, dated May 13, 2002, and in the related Letter of Transmittal and Acknowledgment and Agreement, which, as amended and supplemented from time to time, together constitute the tender offer. Copies of the Offer to Purchase, Letter of Transmittal and Acknowledgment and Agreement were filed with the original Statement on Schedule TO as Exhibits 1, 2 and 3, respectively.

         The information in Exhibits 1-3 and 5-12 is incorporated in this Schedule TO by reference in answer to items 1 through 11 of Schedule TO.

         On June 10, 2002, AIMCO Properties, L.P. mailed a letter to the holders of units of Consolidated Capital Institutional Properties/2. A copy of that letter is filed as Exhibit 12.

Item 12. Exhibits.

          1 Offer to Purchase limited partnership units of Consolidated Capital Institutional Properties/2, dated May 13, 2002. (Previously filed.)

          2 Letter of Transmittal and related instructions, dated May 13, 2002 (included as Annex II to the Offer to Purchase attached as Exhibit 1). (Previously filed.)

          3 Acknowledgement and Agreement, dated May 13, 2002. (Previously filed.)

          4 Letter, dated May 13, 2002, from AIMCO Properties, L.P., to the limited partners of Consolidated Capital Institutional Properties/2. (Previously filed.)

          5 Third Amended and Restated Credit Agreement (Secured Revolving Credit Facility), dated as of November 6, 2001, by and among AIMCO Properties, L.P., AIMCO/Bethesda Holdings, Inc., NHP Management Company, Bank of America, N.A., Fleet National Bank, and First Union National Bank. (Exhibit 10.1 to AIMCO Properties, L.P.'s Quarterly Report on Form 10-Q for the quarter ended September 30, 2001, filed on November 14, 2001, is incorporated herein by this reference).

          6 Annual Report of AIMCO Properties, L.P. for the year ended December 31, 2001 filed on Form 10-K405 on April 1, 2002, is incorporated herein by this reference.

          7 Quarterly Report of AIMCO Properties, L.P. for the quarter ended March 31, 2002, filed on Form 10-Q on May 14, 2002, is incorporated herein by this reference.

          8 Letter, dated May 24, 2002, from AIMCO Properties, L.P., to the limited partners of Consolidated Capital Institutional Properties/2. (Previously filed.)

          9 Supplement to the Offer to Purchase, dated June 3, 2002. (Previously filed.)

          10 Supplemental Acknowledgement and Agreement, dated June 3, 2002. (Previously filed.)

          11 Letter of Transmittal and related instructions, dated June 3, 2002 (included as Annex I to the Supplement to the Offer to Purchase attached as Exhibit 9).

          12 Letter, dated June 10, 2002, from AIMCO Properties, L.P., to the limited partners of Consolidated Capital Institutional Properties/2.

                                    SIGNATURE

         After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  June 10, 2002

                                             AIMCO PROPERTIES, L.P.

                                             By: AIMCO-GP, INC.
                                                      (General Partner)

                                             AIMCO-GP, INC.

                                             APARTMENT INVESTMENT
                                             AND MANAGEMENT COMPANY


                                             By: /s/ Patrick J. Foye
                                                 -------------------------------
                                                 Executive Vice President
                                                 of each of the foregoing
                                                 entities

                                  EXHIBIT INDEX

EXHIBIT
NUMBER            DESCRIPTION
-------           -----------
   1              Offer to Purchase limited partnership units of Consolidated
                  Capital Institutional Properties/2, dated May 13, 2002.
                  (Previously filed.)

   2 Letter of Transmittal and related instructions, dated May 13, 2002 (included as Annex II to the Offer to Purchase attached as Exhibit 1). (Previously filed.)

   3 Acknowledgement and Agreement, dated May 13, 2002. (Previously filed.)

   4 Letter, dated May 13, 2002, from AIMCO Properties, L.P., to the limited partners of Consolidated Capital Institutional
                  Properties/2. (Previously filed.)

   5              Third Amended and Restated Credit Agreement (Secured Revolving
                  Credit Facility), dated as of November 6, 2001, by and among AIMCO Properties, L.P., AIMCO/Bethesda Holdings, Inc., NHP
                  Management Company, Bank of America, N.A., Fleet National
                  Bank, and First Union National Bank. (Exhibit 10.1 to AIMCO
                  Properties, L.P.'s Quarterly Report on Form 10-Q for the quarter ended September 30, 2001, filed on November 14, 2001, is incorporated herein by this reference).

   6              Annual Report of AIMCO Properties, L.P. for the year ended
                  December 31, 2001 filed on Form 10-K405 on April 1, 2002, is incorporated herein by this reference.

   7 Quarterly Report of AIMCO Properties, L.P. for the quarter ended March 31, 2002, filed on Form 10-Q on May 14, 2002, is incorporated herein by this reference.

   8 Letter, dated May 24, 2002, from AIMCO Properties, L.P., to the limited partners of Consolidated Capital Institutional
                  Properties/2. (Previously filed.)

   9              Supplement to the Offer to Purchase, dated June 3, 2002.
                  (Previously filed.)

   10             Supplemental Acknowledgement and Agreement, dated June 3,
                  2002. (Previously filed.)

   11 Letter of Transmittal and related instructions, dated June 3, 2002 (included as Annex I to the Supplement to the Offer to Purchase attached as Exhibit 9).

   12 Letter, dated June 10, 2002, from AIMCO Properties, L.P., to the limited partners of Consolidated Capital Institutional
                  Properties/2.